Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-68473, No. 333-28469, No. 333-25295, and No. 33-76486, and Form S-3 No. 333-66550, No. 333-90813, No. 333-65515, No. 333-25297, No. 333-1710, No. 33-82902, No. 33-97288 and No. 333-159014) of Equity Lifestyle Properties, Inc., and in the related Prospectuses, of our report dated February 27, 2009 (except for the second paragraph of Note 2(s) and the last table and paragraph of Note 5, as to which the date is August 10, 2009) with respect to the consolidated financial statements of Equity Lifestyle Properties, Inc. included in this Current Report (Form 8-K).
/s/ ERNST & YOUNG, LLP
ERNST & YOUNG, LLP
Chicago, Illinois
August 10, 2009